EXHIBIT 10.24

Execution Version

$70,000,000

CASH COLLATERALIZED REVOLVING CREDIT AGREEMENT

Dated as of November 4, 2019

among

FASTLY, INC., as Borrower

and

CITIBANK, N.A., as Lender

SECTION REFERENCE         PAGE NUMBER

SECTION

SECTION 1 DEFINITIONS		1
SECTION 2 THE REVOLVING LOANS		11
2.1	The Revolving Loan Commitment	11
2.2	Making the Revolving Loans	11
2.3	Interest	12
2.4	Principal Repayment; Note	12
2.5	Default Interest	12
2.6	Continuation and Conversion Elections	12
2.7	Termination or Reduction of Revolving Loan Commitment; Optional Prepayment	13
2.8	Inability to Determine Rates	13
2.9	Illegality	14
2.10	Method of Payment	14
2.11	Loan Account	15
2.12	Use of Proceeds	15
2.13	Commitment Fee	15
2.14	Cash Collateral.	16
2.15	Divisions	16
SECTION 3 YIELD PROTECTION		16
3.1	Increased Costs	16
3.2	Taxes	18
3.3	Breakage Costs	21
3.4	Mitigation Obligations; Designation of Lending Office	21
SECTION 4 REPRESENTATIONS AND WARRANTIES		22
4.1	Organization of Borrower	22
4.2	Power and Authority	22
4.3	Authorization of Borrowing	22
4.4	Agreement Binding; No Conflicts	22
4.5	Compliance with Law	22
4.6	Taxes	23
4.7	Governmental Consents	23
4.8	Litigation	23
4.9	Other Obligations	23
4.10	Financial Information	23
4.11	Reserved.	23
4.12	Environmental Matters	23
4.13	Pensions	24
4.14	Sanctions	24
4.15	ERISA	24
4.16	Disclosure	24
4.17	Investment Company Act; Margin Regulations	24

SECTION REFERENCE         PAGE NUMBER

4.18	Anti-Terrorism Laws; Anti-Corruption Laws	25
4.19	Beneficial Ownership Certification	25
4.20	PATRIOT Act	25
4.21	Cash Collateral	26
SECTION 5 COVENANTS		26
5.1	Reporting Requirements	26
5.2	Notices	27
5.3	Compliance with Laws, Etc.	27
5.4	Books and Records	28
5.5	PATRIOT Act Compliance	28
5.6	Sanctions	28
5.7	Further Assurances	28
5.8	Merger, Consolidation, etc.	28
5.9	Change in Nature of Business	29
5.10	Acknowledgment Regarding Any Supported QFCs	29
5.11	Post-Closing Legal Opinion.	29
SECTION 6 CONDITIONS		29
6.1	Conditions Precedent to the Effectiveness of Credit Agreement	30
6.2	Conditions Precedent to each Revolving Loan	31
SECTION 7 EVENTS OF DEFAULT		32
7.1	Events of Default	32
7.2	Consequence of Default	34
SECTION 8 EXPENSES; INDEMNITY; DAMAGE WAIVER		34
8.1	Costs and Expenses	34
8.2	Indemnification by the Borrower	34
8.3	Waiver of Consequential Damages; Unintended Recipients	35
8.4	Payments	35
8.5	Survival	35
SECTION 9 MISCELLANEOUS		35
9.1	Entire Agreement	35
9.2	No Waiver; Cumulative Rights	35
9.3	Assignment; Binding Effect	35
9.4	Governing Law; Jurisdiction; Consent to Service of Process	37
9.5	Waiver of Jury Trial	38
9.6	Notices	38
9.7	Amendments, Etc.	39
9.8	Usury	39
9.9	Counterparts	39
9.10	Severability	39
9.11	Right of Set-Off	39
9.12	USA PATRIOT Act	39
9.13	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	39
SCHEDULE 4.16		1

SECTION REFERENCE         PAGE NUMBER

EXHIBIT A – FORM OF NOTE
EXHIBIT B – FORM OF NOTICE OF BORROWING
EXHIBIT C - FORM OF U.S. TAX COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
This CREDIT AGREEMENT dated as of November 4, 2019 (the “Credit Agreement”) between FASTLY, INC., a Delaware corporation (the “Borrower”) and CITIBANK, N.A. (the “Lender”).
WHEREAS, the Borrower desires to borrow, and the Lender agrees to make, Revolving Loans (hereinafter defined) to the Borrower in accordance with terms and conditions of this Credit Agreement.
NOW, THEREFORE, in the consideration of the above premises, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, the UK Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Affiliates concerning or relating to bribery or corruption.
“Anti-Terrorism Laws”  means any applicable requirement of law related to money laundering or financing terrorism including the Patriot Act, the Trading with the Enemy Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended) and the Anti-Terrorism Order.
“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended and in effect from time to time.
“Applicable Margin” shall mean 1.5% per annum.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” for any day, shall mean a rate per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of 1.0% and (c) LIBOR in effect on such day for a LIBOR Loan with a one-month interest period plus 1.5%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, as the case may be.
“Base Rate Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” is defined in the preamble hereof.
“Borrowing Date” shall mean the date on which a Revolving Loan is made by the Lender in favor of the Borrower pursuant to Section 2.2.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York; provided, however, that with respect to all notices and determinations in connection with and payments of principal and interest on any Revolving Loan which accrues interest based on LIBOR, “Business Day” shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London Interbank market.
“Cash Collateral” shall mean Dollars and Permitted Investments held on deposit in the Cash Collateral Account.
“Cash Collateral Account” shall mean the deposit account maintained with Citibank, N.A., account no. 36855852, which holds the Cash Collateral and is subject to the Pledge and Assignment Agreement.
“Change in Law” shall mean the occurrence after the Effective Date of (i) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the Borrower’s board of directors by Persons who were neither (y) nominated by the requisite members of the board of directors nor (z) appointed by a majority of the directors so nominated.
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral Agent” means Citibank, N.A., acting through its Agency and Trust Divisions, in its capacity as Collateral Agent under the Pledge, Assignment and Control Agreement.
“Commitment Fee” is defined in Section 2.13.
“Continuation/Conversion Notice” is defined in Section 2.6.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 5.14.
“Credit Agreement” is defined in the preamble hereof.
“Default” shall mean any event or circumstance that, with the giving of notice, the lapse of time or both would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Dollars” and the symbol “$” shall mean dollars in the lawful money of the United States of America.
“EEA Financial Institution” shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean November 4, 2019, or such other date on which the conditions precedent set forth in Section 6.1 have been satisfied in full or waived in accordance with the terms hereof.
“Environmental Law” shall mean any present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any governmental authority imposing liability, requiring specific actions or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is or was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than for premiums due but not delinquent under Section 4007 of ERISA); (e)  a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i) of ERISA); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered or critical status” within the meaning of Section 305 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” is defined in Section 7.1.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest under this Credit Agreement pursuant to a law in effect on the date on which (a) such Lender acquires such interest under this Credit Agreement or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to the Lender’s failure to comply with Section 3.2.6 and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, a fluctuating rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three (3) Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate would otherwise be less than zero, such Federal Funds Effective Rate shall instead be deemed for all purposes of this Credit Agreement to be zero.
“Financial Statement” is defined in Section 5.1(a).
“Foreign Lender” shall mean a Lender (including a Person who becomes a Lender pursuant to Section 9.3.2) that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means (i) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Indebtedness” shall mean with respect to any Person, without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of another Person secured by any Lien on any property owned by such Person under capitalized leases, (v) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (vi) all obligations of such Person under interest rate, currency swap and other derivative agreements and transactions, and (vii) all contingent obligations of such Person; provided that, “Indebtedness” shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.
“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Indemnitee” is defined in Section 8.2.
“Interest Period” shall mean as to any LIBOR Loan (i) the period commencing on the Borrowing Date of such LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months after such Borrowing Date, as selected by the Borrower in each Notice of Borrowing, in the case of the initial Interest Period of such LIBOR Loan, and (ii) thereafter each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three (3) Business Days prior to the last Business Day of the then-current Interest Period with respect thereto; provided that (i) the Borrower may not select any Interest Period if, after giving effect to such selection, there would be in effect Interest Periods ending on more than six (6) different days; (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such extension would cause such Interest Period to end in a new calendar month or beyond the Maturity Date, in which case such Interest Period shall end on the next preceding Business Day; and (iii) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, subject to the payment of all break-funding and other losses, costs and expenses incurred as a result thereof.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Lender” is defined in the preamble hereof.
“LIBOR” shall mean, with respect to each Interest Period pertaining to any LIBOR Loan, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars for a period equal to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen (or any successor page) as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation); provided that, in each case where the applicable LIBOR is below zero (0), it shall be deemed to be zero (0) for the purposes of this definition.
“LIBOR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to LIBOR.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Lender, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender determines in consultation with the Borrower).
“Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.
“Loan Account” is defined in Section 2.11.
“Loan Documents” shall mean each of this Credit Agreement, the Pledge and Assignment Agreement, the Note and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.
“Material Adverse Effect” shall mean a material adverse effect on any of (i) in the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any of its obligations hereunder, under the Note or under any other Loan Document to which it is a party or (iii) the legality, validity or enforceability of this Credit Agreement, the Note or any other Loan Document.
“Maturity Date” shall mean November 4, 2022, or such earlier date on which all the Revolving Loans are due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) and Revolving Loan Commitment hereunder has been terminated or otherwise cancelled in accordance with the terms hereof, or such later date as Borrower and Lender may mutually agree.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is or within the six-year period immediately preceding the date hereof, was required to make contributions.
“Note” shall mean the promissory note of the Borrower evidencing the Revolving Loans, payable to the order of the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.
“Organizational Documents” shall mean, as to any Person, the certificate of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.
“Other Connection Taxes” shall mean, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.4).
“Participant” is defined in Section 9.3.3.
“Participant Register” is defined in Section 9.3.3.
“PATRIOT Act” is defined in Section 9.12.
“Permitted Investments” shall mean investments in institutional money market securities offered by the Collateral Agent and selected by the Borrower.
“Person” shall mean any natural person, company, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, governmental authority or other entity.
“Pledge and Assignment Agreement” shall mean that Pledge, Assignment and Control Agreement, dated November 4, 2019, by among the Borrower, Citibank, N.A., as Secured Party and Citibank, N.A. (acting through its Agency and Trust Division), as Collateral Agent.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City (which is not necessarily the best or lowest rate of interest charged by the Lender in connection with extensions of credit to borrowers).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 5.14.
“Register” is defined in Section 9.3.2.
“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
“Revolving Loan” is defined in Section 2.1.
“Revolving Loan Commitment” is defined in Section 2.1.
“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.
“Sanctions” is defined in Section 4.14.
“Sanctions Authority” means OFAC, the US Department of State, the European Union, Her Majesty’s Treasury in the United Kingdom, the United Nations or other relevant sanctions authority.
“Sanctioned Country” means a country or territory subject to or the subject of comprehensive Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means a Person that is (a) publicly identified on, or is owned or controlled by a Person or Persons that is publicly identified on, the most current sanctions lists issued by any Sanctions Authority, (b) resides, is organized or chartered, or has a place of business in a Sanctioned Country, or (c) publicly identified as prohibited from doing business with the United States under any Sanctions or any Anti-Terrorism Law or any other similar, applicable sanctions laws or regulations.
“Security Documents” shall mean, collectively, the Pledge and Assignment Agreement and all other pledge or security agreements, assignments or other similar agreements or instruments executed and delivered by the Borrower pursuant to or otherwise in connection with any of the Loan Documents or transactions contemplated thereby.
“Significant Subsidiary” means a Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X of the Securities and Exchange Commission, determined based upon the Borrower’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Borrower’s Annual Report on form 10-K (or 10-K-A) filed with the Securities and Exchange Commission.
“Subsidiary” shall mean, as to any Person, any corporation or other entity of which capital stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or Persons performing similar functions) of such corporation or other entity is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.
“Supported QFC” is defined in Section 5.14.
“SVB” means Silicon Valley Bank.
“SVB Facility” shall mean that certain Second Amended and Restated Loan and Security Agreement, dated as of November 1, 2017, by and between the Borrower and SVB.
“Trading with the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” is defined in Section 5.14.
“Value” with respect to any Cash Collateral shall mean (a) with respect to Dollars, 100% of the amount of such Dollars and (b) with respect to Permitted Investments, the market value of such Permitted Investments using a recognized valuation methodology that is commonly used by the Collateral Agent for valuing Permitted Investments of the type being valued, which shall be, if such Permitted Investments are publicly traded money market funds, the last available quoted price therefore as reasonably determined by the Collateral Agent.
“Voting Stock” shall mean all outstanding shares of capital stock of a Person entitled to vote generally in the election of directors.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Section 4203 and 4205 in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 2 THE REVOLVING LOANS
2.1    The Revolving Loan Commitment. On the terms and subject to the conditions of this Credit Agreement, the Lender agrees, from time to time on any Business Day during the period commencing on the Effective Date up to but excluding the Maturity Date, to make revolving loans consisting of LIBOR Loans to the Borrower (the “Revolving Loans”) in amounts permitted hereunder, which together with all outstanding Revolving Loans, will not exceed in the aggregate the principal amount of $70,000,000 (such amount, the “Revolving Loan Commitment”). The Revolving Loan Commitment shall be subject to reduction and/or termination as herein provided (including, without limitation, pursuant to Sections 2.7 and 7.2). On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Revolving Loans. Any such borrowing shall be denominated in Dollars, and shall be in the aggregate principal amount of $100,000, or any whole multiple thereof in excess thereof. On the Maturity Date, the Revolving Loan Commitment shall automatically terminate and the Lender shall have no obligation whatsoever to make any further Revolving Loans to the Borrower.
2.2    Making the Revolving Loans.
2.2.1    Each Revolving Loan shall be made upon written notice, given by the Borrower to the Lender at least three (3) Business Days prior to the proposed borrowing date thereof. Each such notice shall be in the form attached hereto as Exhibit B (a “Notice of Borrowing”), shall be irrevocable and shall specify therein (i) the proposed borrowing date, which shall be a Business Day, (ii) the principal amount of such Revolving Loan and (iii) the duration of the initial Interest Period therefor. Upon fulfillment of the applicable conditions set forth in Section 6 (or the waiver thereof by the Lender as herein prescribed), the Lender will make the proceeds of such Revolving Loan available to the Borrower in same day funds at the account designated by Borrower to Lender or at such other place as the Borrower shall designate in writing to the Lender. The Borrower agrees that the Lender may, at its option, make any Revolving Loan hereunder by causing any foreign or domestic branch or affiliate of the Lender to make such Revolving Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms hereof.
2.2.2    Notwithstanding Section 2.2.1 above, no Revolving Loan shall be made, if after giving effect to the incurrence of such Revolving Loan, the Value of Cash Collateral would be less than the greater of (a) the aggregate principle amount of the Revolving Loans outstanding at such date and (b) $70,000,000.
2.3    Interest. The Revolving Loans shall bear interest on the outstanding principal amount thereof from the date hereof to the Maturity Date at a rate per annum equal to the sum of LIBOR for the applicable Interest Period plus the Applicable Margin. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period. Interest shall be payable in arrears on the last day of each Interest Period. Notwithstanding anything herein to the contrary, all accrued interest shall be payable (i) on each date principal is payable hereunder or such earlier date as herein required, and (ii) on the date any Revolving Loan of one type is converted into a Revolving Loan of another type.
2.4    Principal Repayment; Note. The Borrower shall repay the outstanding principal balance of all outstanding Revolving Loans, together with accrued interest and all other amounts due and owing hereunder or under the other Loan Documents, on the Maturity Date in Dollars. The Borrower’s obligations to the Lender with respect to the payment of interest and principal with respect to the Revolving Loans shall be evidenced by this Credit Agreement and the Note.
2.5    Default Interest. Any principal, interest or other obligation hereunder or under any other Loan Document which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the day when due until said principal, interest or other amount is paid in full, payable on demand, at a rate equal at all times to the applicable interest rate plus 2% per annum.
2.6    Continuation and Conversion Elections. The Borrower shall have the right, at any time, on delivery of an irrevocable written notice (a “Continuation/Conversion Notice”) to the Lender to (i) to continue a LIBOR Loan or any portion thereof for an additional Interest Period (which notice shall specify the duration of such subsequent Interest Period) or (ii) convert a Base Rate Loan or any portion thereof into a LIBOR Loan subject, in each case, to the following:
(a)    no Default or Event of Default shall have occurred and be continuing at the time of such continuation or conversion;
(b)    in the case of a continuation or conversion of less than all such Revolving Loans, the aggregate principal amount of any LIBOR Loan shall be in an amount that is an integral multiple of $100,000, and not less than $100,000; and
(c)    the Lender shall receive the Continuation/Conversion Notice at least three (3) Business Days prior to the conversion to or continuation of a LIBOR Loan.
In the event that the Borrower shall not give notice to continue any LIBOR Loan into a subsequent Interest Period, such LIBOR Loan (unless repaid) shall automatically become a LIBOR Loan with an Interest Period of one (1) month at the expiration of the then-current Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, for so long as an Event of Default is continuing, unless repaid, each LIBOR Loan shall be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.
2.7    Termination or Reduction of Revolving Loan Commitment; Optional Prepayment.
2.7.1    The Borrower shall have the right at any time or from time to time, without premium or penalty, upon not less than three (3) Business Days’ prior written notice to the Lender, to terminate or reduce the Revolving Loan Commitment; provided that, no such termination or reduction of the Revolving Loan Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loan made on the effective date thereof, the aggregate principal then outstanding of all Revolving Loans would exceed (a) the Revolving Loan Commitment or (b) the aggregate Value of Cash Collateral at such date. Any such reduction of the Revolving Loan Commitment shall be in an amount that is an integral multiple of $100,000, and not less than $100,000 or any multiple thereof. Any termination or reduction of the Revolving Loan Commitment shall be permanent.
2.7.2    Subject to the terms of Section 3.3, the Borrower may (and if such notice is given, shall), upon at least three (3) Business Days’ prior written notice to the Lender, prepay all or any portion of the principal amount outstanding of any Revolving Loans together with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that (i) prepayments of Revolving Loans prior to the Revolving Commitment Termination Date shall not reduce the Revolving Loan Commitment; (ii) all prepayments made pursuant to this Section 2.7.2 shall be in amounts of not less than $100,000, or any multiple thereof and (iii) any Revolving Loan may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on the last day of an Interest Period or subject to the payment of amounts described in Section 3.3. Each prepayment made pursuant to this Section 2.7.2 shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all payments required pursuant to Section 3.3 in respect of such prepayment. Each notice of prepayment shall specify the date and the amount of the prepayment.
2.8    Inability to Determine Rates. Notwithstanding anything to the contrary in this Credit Agreement or any other Loan Documents, if, on or prior to the first day of any Interest Period (an "Affected Interest Period"):
(a)    the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary;
(b)    LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding or maintaining such LIBOR Loan for such Interest Period; or
(c)    the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR or the LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Lender, the Lender and the Borrower may amend this Credit Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary to the Credit Agreement, any such amendment shall become effective upon the execution of such amendment by the Lender and the Borrower.
If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist, the obligation of the Lender to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loan in the amount specified therein.
2.9    Illegality. If the Lender determines that as a result of any Change in Law, it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for the Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
2.10    Method of Payment.
2.10.1    All sums payable by the Borrower to the Lender hereunder or under the Note shall be payable in New York, New York, in Dollars, in immediately available funds and without any defense, set-off or counterclaim, no later than 12:00 noon New York time on the day when due, for the account of and as directed by the Lender. Any payments made after 12:00 noon (New York time) on any day shall be deemed to have been made on the immediately following Business Day.
2.10.2    Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Revolving Loans, and thereafter to the principal amount of the Revolving Loans due and payable.
2.10.3    All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Revolving Loan.
2.10.4    Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the next preceding Business Day.
2.11    Loan Account. The Lender maintains on its books a loan account in the Borrower’s name (the “Loan Account”), showing the Revolving Loans, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents. The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower and the Lender as to the amount at any time due from the Borrower, absent manifest error.
2.12     Use of Proceeds. The Borrower shall apply the proceeds of the Revolving Loans to pay down the existing term loan under the SVB Facility and for general corporate purposes, including capital expenditures; provided, however, that no portion of the proceeds of any of the Revolving Loans may be used to acquire any “Margin Stock”, as defined in Federal Reserve Board Regulation U or otherwise be used in a manner which would violate Section 7 of the Securities Exchange Act of 1934, as amended and as in effect from time to time, or any regulations issued pursuant thereto.
2.13     Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”), which shall accrue at the rate of 0.20% per annum on the average daily unused amount of the Revolving Loan Commitment during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Loan Commitment terminates and the Maturity Date. The accrued Commitment Fee shall be payable within one (1) Business Day after the end of each calendar quarter and on the earlier of the date the Revolving Loan Commitments terminate and the Maturity Date, commencing on the first such date to occur after the Effective Date. The Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
2.14     Cash Collateral.
2.14.1    Periodic Reporting. Each March 31, June 30, September 30 and December 31 of each calendar year (each a “Quarterly Valuation Testing Date”), the Collateral Agent shall determine the Value of Cash Collateral on deposit in the Collateral Account and deliver to the Lender and the Borrower a notice evidencing the Value of such Cash Collateral as of such Quarterly Valuation Testing Date, within three (3) Business Days of such Quarterly Valuation Testing Date.
2.14.2    Reporting in Connection with Revolving Loans. The Lender shall notify the Collateral Agent of its receipt of any Notice of Borrowing and the proposed Borrowing Date with respect thereto. On the day preceding such proposed Borrowing Date (a “Borrowing Valuation Testing Date” and together with each Quarterly Valuation Testing Date, each a “Testing Date”), the Collateral Agent shall determine the Value of Cash Collateral on deposit in the Collateral Account and deliver to the Lender and the Borrower a notice of the Value of such Cash Collateral as of such Borrowing Valuation Testing Date, no later than such Borrowing Valuation Testing Date.
2.14.3    Required Deposit. If, on any Testing Date, the Value of Cash Collateral in the Collateral Account is less than $70,000,000, the Borrower shall deposit Dollars in the Collateral Account in an amount no less than the amount by which the Value of the Cash Collateral is less than $70,000,000, (a) in respect of any Quarterly Valuation Testing Date, within ten (10) Business Days of such Quarterly Valuation Testing Date and (b) in respect of any Borrowing Valuation Testing Date, no later than the proposed Borrowing Date in respect of such Borrowing Valuation Testing Date.
2.14.4    Valuation Request. The Lender and the Borrower shall be entitled, from time to time, to request that the Collateral Agent determine the Value of Cash Collateral on deposit in the Collateral Account. Within three (3) Business Days of any such request, the Collateral Agent shall deliver to the Lender and the Borrower a notice of the Value of such Cash Collateral as of the date such request was made by the Lender or the Borrower, as applicable.
2.15     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 3 YIELD PROTECTION
3.1    Increased Costs.
3.1.1    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in LIBOR);
(b)    subject the Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Revolving Loans made by the Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
3.1.2    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender, any of its lending offices or its holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or its holding company’s capital as a consequence of this Credit Agreement, the Revolving Loan Commitments or the Revolving Loans to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.
3.1.3    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Sections 3.1.1 and 3.1.2 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
3.1.4    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that, the Borrower shall not be required to compensate the Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.2    Taxes.
3.2.1    Defined Terms. For purposes of this Section 3.2, the term “applicable law” includes FATCA.
3.2.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.2.3    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
3.2.4    Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
3.2.5    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.2.6    Status of Lenders.
(a)    Any Lender (including a Person that becomes a Lender pursuant to Section 9.3.2) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Revolving Loan shall deliver to the Borrower, at the time reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2.6(b)(i), (b)(ii) and (b)(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing,
(i)     any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Credit Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Credit Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under this Credit Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
3.2.7     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.2.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.2.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.2.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2.7 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
3.3    Breakage Costs.
3.3.1    Indemnification by the Borrower. The Borrower shall indemnify and hold the Lender harmless from, any loss, cost or expense which the Lender may sustain or incur as a result of, or in connection with (i) the failure of the Borrower to borrow, convert, continue or prepay a LIBOR Loan on the date specified in any notice delivered pursuant hereto, (ii) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (iii) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto. Such indemnification may include an amount determined by the Lender to be equal to the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Loan if none of the events specified in clause (i) through (iii) had occurred at the rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan) over (y) the amount of interest that would have accrued on such principal amount for such period at the interest rate which the Lender would bid were it to bid at the commencement of the Interest Period, for dollar deposits of a comparable amount and period from other banks in the interbank LIBOR market.
3.3.2    Certificates for Reimbursement. A certificate from the Lender submitted to the Borrower as to any amounts payable pursuant to this Section 3.3 shall be conclusive absent manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Revolving Loans and all amounts payable hereunder.
3.4    Mitigation Obligations; Designation of Lending Office. If the Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.2, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1 or 3.2, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
SECTION 4 REPRESENTATIONS AND WARRANTIES
The Borrower hereby makes the following representations and warranties to the Lender, which representations and warranties shall be made as of the Effective Date and shall be deemed remade at the times as set forth herein:
4.1    Organization of Borrower. The Borrower is a corporation duly form, validly existing and in good standing under the laws of Delaware.
4.2    Power and Authority. The Borrower has full legal right, power and authority to carry on its present business, to own its property and assets and to execute, deliver and perform this Credit Agreement, the Note and each other Loan Document to which it is a party. The Borrower is duly qualified or licensed as a foreign corporation authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect.
4.3    Authorization of Borrowing. All appropriate and necessary corporate, shareholder and other actions and approvals (including any governmental or regulatory approvals) have been taken or obtained by the Borrower to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.
4.4    Agreement Binding; No Conflicts. This Credit Agreement constitutes, and the Note and each other Loan Document when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and general equity principles affecting the enforcement of creditor’s rights generally. The execution, delivery and performance of this Credit Agreement, the Note and each other Loan Document to which the Borrower is a party and the use of the proceeds of any Revolving Loan will not violate or conflict with any provisions of law or any order, rule, directive or regulation of any court or other governmental authority, the Organizational Documents of the Borrower.
4.5    Compliance with Law. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.6    Taxes. The Borrower has timely filed all material federal and state income tax returns required to be filed and has paid all material taxes, assessments, fees and other governmental charges due upon the Borrower with respect to the conduct of its operations or otherwise, except such as are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP. There are no tax audits presently being conducted in respect of the Borrower or its Subsidiaries which have raised, or are expected to raise, any issue which may result in a Material Adverse Effect.
4.7    Governmental Consents. No consent, approval, authorization or order of, notice to or declaration or filing with, any governmental authority or administrative body or agency on the part of the Borrower is required for the valid execution, delivery and performance by the Borrower of this Credit Agreement, the Note or any other Loan Document to which it is a party. The Borrower is and will remain in full compliance with all governmental requirements applicable to the Borrower and has completed and delivered all necessary application forms and complied with relevant procedures with respect to the remittance of principal repayment, interest and other amounts to the Lender under this Credit Agreement, the Note and each other Loan Document to which it is a party in accordance with applicable law.
4.8    Litigation. There are no pending or, to the best knowledge of the Borrower, threatened (in writing) legal actions, suits, claims, investigations or administrative, arbitration or other proceedings against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected to result in a Material Adverse Effect, or (ii) that relate to this Credit Agreement, the Notes or any other Loan Document or any transaction contemplated hereby or thereby.
4.9    Other Obligations. As of the Effective Date, the Borrower is not in default in the performance, observance or fulfillment of any material obligation that could reasonably be expected to have a Material Adverse Effect.
4.10     Financial Information. All financial information provided to the Lender by the Borrower has been prepared in accordance with GAAP and fairly presents, in accordance with GAAP consistently applied, the financial position and results of operations for the periods therein indicated of the Borrower and its Subsidiaries, subject, in the case of any interim financial information, to year-end adjustments and the absence of footnotes. There has been no material adverse change in the business, operations or financial condition of the Borrower since June 30, 2019.
4.11        Reserved.
4.12        Environmental Matters. To the best knowledge of the Borrower after due inquiry, none of the operations of the Borrower or any of its Subsidiaries violate any Environmental Law. To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Material into the environment or any violation of any Environmental Law which has or could reasonably be expected to result in a Material Adverse Effect.
4.13        Pensions. The Borrower and its Subsidiaries are in compliance in all respects with all applicable laws, regulations and contracts relating to the provision of any pensions scheme(s) applied within the Borrower and its Subsidiaries and/or any of its employees and each such pension scheme is funded to at least the minimum level required by law. Neither the Borrower nor any of its Subsidiaries has any liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability.
4.14        Sanctions. None of the Borrower, any of its Subsidiaries or to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of the Ukraine.
4.15     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
4.16     Disclosure. Set forth on Schedule 4.16 is a description of all Indebtedness of the Borrower described in clauses (i), (iii), (vi) and (vii) of the definition thereof as of the Effective Date. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Credit Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Borrower’s public filings (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
4.17        Investment Company Act; Margin Regulations.
(a)    Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act.
(b)    The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.
(c)    Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulations T, U or X as promulgated by the Board of Governors of the Federal Reserve System of the United States of America.
4.18        Anti-Terrorism Laws; Anti-Corruption Laws.
(a)    None of the Borrower, any of its Subsidiaries or any officer, directors, employees or Affiliates of the Borrower or any of its Subsidiaries is a Sanctioned Person and neither the Borrower nor any of its Subsidiaries or Affiliates (i) has more than 5% of its assets in Sanctioned Countries, or (ii) derives more than 5% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.
(b)    Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.
(c)    Neither the Borrower nor any of its Subsidiaries, directors or officers is in violation of (i) any Anti-Terrorism Laws or (ii) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(d)    The Borrower (i) is not a blocked person described in Section 1 of the Anti-Terrorism Order nor (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
(e)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees, agents and representatives with Anti-Corruption Laws and applicable Sanctions in all material respects.
4.19        Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification delivered by the Borrower to the Lender is true and correct in all material respects.
4.20        PATRIOT Act. The Borrower represents and warrants to the Lender that neither the Borrower nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Borrower and its Subsidiaries are in compliance, in all material respects, with the PATRIOT Act.
4.21        Cash Collateral. At the time the Cash Collateral and the Collateral Account becomes subject to the lien and security interest created by the Pledge and Assignment Agreement, the Borrower will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by the Pledge and Assignment Agreement and any right of set-off in favor of the Collateral Agent (as defined in the Pledge and Assignment Agreement). The pledge of the Cash Collateral and the Collateral Account pursuant to the Pledge and Assignment Agreement creates a valid and perfected first priority security interest in the Cash Collateral and the Collateral Account, securing the payment and performance when due of the Obligations (as defined in the Pledge and Assignment Agreement). The Borrower has full power, authority and legal right to pledge the Cash Collateral and the Collateral Account pursuant to the Pledge and Assignment Agreement. The execution and delivery of the Pledge and Assignment Agreement grants to the Lender “control” (as defined in Section 9-104 of the New York Uniform Commercial Code) over the Cash Collateral and the Collateral Account, and no Person other than the Lender has control or possession of all or any part of the Cash Collateral or the Collateral Account.
SECTION 5 COVENANTS
The Borrower hereby covenants to the Lender that so long as (i) any amounts owed hereunder or under any other Loan Document remain outstanding and (ii) the Revolving Loan Commitment has not been permanently reduced to zero (0), the Borrower shall perform, and/or comply with, the following obligations:
5.1    Reporting Requirements. The Borrower will deliver to the Lender:
(a)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the financial statements of the Borrower (hereafter referred to as the “Financial Statements”) which shall be in reasonable detail and shall be audited by independent certified public accountants of recognized national standing selected by the Borrower, and as to which such accountants shall have expressed a written opinion that such statements fairly present the financial position of the Borrower and its Subsidiaries for the period then ended and have been prepared in accordance with GAAP consistently applied, and that the examination of such accounts was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances; provided that, to the extent the Borrower publicly reports such information and the Lender has access to such public report, the Borrower will be deemed to have satisfied such delivery requirement;
(b)    within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, the combined balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and combined statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, accompanied by a certificate of the chief financial officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations and cash flow of the Borrower and its Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (other than the absence of footnotes and normal year-end adjustments); provided that, to the extent the Borrower publicly reports such information and the Lender has access to such public report, the Borrower will be deemed to have satisfied such delivery requirement; and
(c)    a compliance certificate, executed by the chief financial officer of the Borrower, concurrently with the delivery of the financial information delivered pursuant to Section 5.1(a) and (b) (subject to the proviso stated therein), stating that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such Default or Event of Default and the action that the Borrower has taken or proposes to take with respect thereto); and
(d)    reasonably upon request, such further information and documents concerning the business, condition (financial or otherwise), operations, performance, properties, prospects and affairs of the Borrower and its Subsidiaries as the Lender may from time to time reasonably request.
5.2    Notices. The Borrower shall promptly notify the Lender of:
(a)    any investigation by or proceeding in or before any court, arbitrator, governmental authority or administrative body or agency (other than routine inquiries by a governmental agency) which could reasonably be expected to result in a Material Adverse Effect and, upon reasonable request, provide the Lender with all material documents and information furnished by the Borrower or its Subsidiaries in connection therewith;
(b)    the occurrence of any Default or Event of Default or any other development which could reasonably be expected to result in a Material Adverse Effect, which notice shall be provided to the Lender no later than five (5) days after the Borrower becomes aware or should have become aware of the same and shall include a statement as to what action the Borrower has taken and/or proposes to take with respect thereto;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and
(d)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein, if applicable.
5.3    Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of all applicable laws and regulations for which the failure to so comply could reasonably be expected to have a Material Adverse Effect, maintain and preserve its corporate existence, rights and privileges and pay and discharge all taxes, assessments and governmental charges or levies upon it or against any of its properties, assets or income prior to the date after which penalties attach for failure to pay, except to the extent that (i) the Borrower or its Subsidiaries, as the case may be, shall be contesting in good faith its obligation to pay such taxes or charges and the Borrower has adequately reserved for such payments in accordance with GAAP, or (ii) the failure to pay such taxes shall not result in a Material Adverse Effect.
5.4    Books and Records. The Borrower shall keep and maintain adequate records and books of account, with complete entries made in accordance with GAAP, consistently applied. The Borrower shall, and shall cause its Subsidiaries to, permit any representative of the Lender, at any reasonable time but with reasonable efforts to avoid disruption to business operations and no more frequently than one time per calendar year, to audit and examine such books and records, and to make copies of the same; provided that, upon the occurrence and continuation of an Event of Default, there shall be no limitation on the number of inspections that the Lender can conduct.
5.5    PATRIOT Act Compliance. The Borrower shall, and shall cause each of its Subsidiaries and Affiliates to, provide, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.
5.6    Sanctions. The Borrower will not, directly or indirectly, use the proceeds of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Revolving Loans, whether as underwriter, advisor, investor, or otherwise).
5.7    Further Assurances. The Borrower shall, and shall cause its Subsidiaries to, do, execute, acknowledge and deliver at the sole cost and expense of the Borrower, all documents, instruments and agreements and take such further acts and deeds as the Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of this Credit Agreement or any other Loan Document.
5.8    Merger, Consolidation, etc. The Borrower shall not, and shall not permit any of its Subsidiaries to: (a) merge or amalgamate with or into any other Person or entity (other than any merger or amalgamation of Subsidiaries of the Borrower) unless: (w) the Borrower is the surviving entity, (x) the Borrower provides the Lender with such documents, certificates and opinions as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lender, including, without limitation, a legal opinion given by counsel reasonably satisfactory to the Lender regarding the legal, valid and binding nature of the Loan Documents and the enforceability thereof and such other matters as the Lender may reasonably request, (y) no Default or Event of Default shall occur and be continuing both immediately before and immediately after such merger, consolidation or amalgamation and (z) following such merger, consolidation or amalgamation, no Default, Event of Default or Material Adverse Effect will have occurred and be continuing; or (b) dissolve, wind-up or liquidate (other than any dissolution, winding up or liquidation of a Subsidiary of the Borrower).
5.9    Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material changes in the nature of its business activities as presently conducted to the extent reasonably likely to result in a Material Adverse Effect.
5.10     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
5.11    Post-Closing Legal Opinion.
Within ten (10) Business Days of the Closing Date, the Borrower shall deliver a legal opinion of special New York counsel of the Borrower with respect to the Borrower’s status in respect of the Investment Company Act in form and substance reasonably acceptable to the Lender.
SECTION 6 CONDITIONS
6.1    Conditions Precedent to the Effectiveness of Credit Agreement. The effectiveness of this Credit Agreement is subject to the prior fulfillment of the following conditions:
(a)    The Lender shall have received the following, each in form and substance satisfactory to the Lender:
(i)    Executed Credit Agreement. This Credit Agreement, duly executed by an authorized officer of the Borrower.
(ii)    Note. The Note, duly executed by an authorized officer of the Borrower.
(iii)    Pledge and Assignment Agreement. The Pledge and Assignment Agreement, duly executed by an authorized officer of the Borrower.
(iv)    Payoff Letter. A duly executed and delivered Payoff Letter in respect of the SVB Facility, in form and substance reasonably acceptable to the Lender.
(v)    Organizational Documents. True and complete copies of (i) the certificate of incorporation (or equivalent document) of the Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of such Person’s jurisdiction and formation and (ii) copy of the by-laws (or equivalent document) of the Borrower, and all amendments thereto.
(vi)    Good Standing Certificates. Good standing certificates for the Borrower issued on or about the Effective Date by the Secretary of State or other appropriate official of such Person’s jurisdiction of formation.
(vii)    Secretary’s Certificate. Certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date certifying (x) that attached thereto is a true, complete and correct copy of the Organizational Documents of the Borrower as in effect on the date of such certification, (y) that attached thereto is a true and complete copy of the resolutions adopted by the governing body of the Borrower authorizing the execution, delivery and performance of each of the Loan Documents to which the Borrower is a party and the consummation of the transactions contemplated hereby and thereby, and (z) as to the incumbency and genuineness of the signature of each officer of the Borrower executing any of the Loan Documents;
(viii)    Officer’s Certificate. Closing certificate signed by a responsible officer of the Borrower, dated the Effective Date, certifying that (a) the representations and warranties set forth in Section 4 are true and correct in all material respects as of such date, (b) the Borrower is in on such date in compliance with all the terms and provisions set forth in this Credit Agreement and the other Loan Documents and (c) on such date, no Default or Event of Default has occurred and is continuing or will result from the Credit Agreement and the other Loan Documents becoming effective in accordance with their terms.
(ix)    Legal Opinion. A legal opinion of special New York counsel of the Borrower with respect to corporate authority under the jurisdiction of the Borrower to enter into and perform its obligations under this Credit Agreement and any other Loan Document to which it is a party, the validity and enforceability of the security interest granted in favor of the Lender pursuant to the Security Documents.
(x)    Search Reports. Lien Release. The Lender shall have received (x) Uniform Commercial Code, judgment and tax lien search reports with respect to the Borrower, in each jurisdiction in which the Borrower is organized, incorporated or located, dated not more than ten (10) Business Days before the Effective Date and otherwise satisfactory to the Lender showing no Liens, (y) evidence of the release of all Liens granted by Borrower under any other document relating to the Cash Collateral and the Collateral Account.
(xi)    Deposit of Cash Collateral. The Borrower shall have delivered evidence to the Lender that Cash Collateral in an aggregate amount of at least $70,000,000 has been deposited into the Collateral Account.
(xii)    Beneficial Ownership Certification. The Borrower shall have delivered to the Lender a Beneficial Ownership Certification.
(xiii)    Other Documents. Such other documents, instruments and agreements as the Lender shall reasonably request in connection with the foregoing matters.
(b)    Representations and Warranties. Each of the representations and warranties contained in Section 4, in Section 9 of the Pledge and Assignment Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the Effective Date shall be true and correct in all material respects as though made on and as of such date.
(c)    Defaults. No Default or Event of Default shall have occurred and be continuing on the Effective Date.
(d)    Up-Front Fee. The Lender shall have received an up-front fee in an amount equal to $175,000.
(e)    Fees and Expenses. The Lender shall have received all of the fees, costs and expenses (including the fees and expenses of counsel to the Lender) that are then due and payable hereunder and under the other Loan Documents.
6.2    Conditions Precedent to each Revolving Loan. The obligation of the Lender to make Revolving Loans shall, in addition to the fulfillment of the conditions set forth in Section 6.1 above, be subject to the following:
(a)    Notice of Borrowing. The Lender shall have received a Notice of Borrowing, duly executed by an authorized officer of the Borrower as required under Section 2.2. The submission by the Borrower of such Notice of Borrowing to the Lender and the Borrower’s acceptance of the proceeds of such Revolving Loan shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions precedent set forth herein have been satisfied.
(b)    Representations and Warranties. Each of the representations and warranties contained in Section 4 (other than the representations and warranties set forth in Section 4.9, the second sentence of Section 4.10 and Section 4.12), in Section 9 of the Pledge and Assignment Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the date of such Revolving Loan shall be true and correct in all material respects as though made on and as of such date.
(c)    Defaults. No Default or Event of Default shall have occurred and be continuing on the date of such Revolving Loan or would result from making of such Revolving Loan.
(d)    Cash Collateral. After giving effect to the requested Revolving Loan, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Value of the Cash Collateral.
(e)    Other Items. The Lender shall have received such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.
SECTION 7 EVENTS OF DEFAULT
7.1    Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Credit Agreement:
(a)    The Borrower shall fail to pay to the Lender any principal of any Revolving Loan when the same becomes due and payable;
(b)    The Borrower shall fail to pay to the Lender any interest on any Revolving Loan, any fee under any of the Loan Documents or any other obligation arising under any Loan Document or any other note, instrument or agreement evidencing any Indebtedness of the Borrower to the Lender (other than those amounts referred to in the preceding clause (a)) and such non-payment continues for a period of three (3) Business Days after the due date therefor;
(c)    Any representation or warranty made by the Borrower in this Credit Agreement, any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or confirmed;
(d)    (i) the Borrower fails to perform or observe any covenant contained in Sections 5.9 or 5.10 or (ii) the Borrower fails to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Loan Document if such failure remains unremedied for thirty (30) days after written notice thereof has been given to the Borrower by the Lender;
(e)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness of the Borrower or such Subsidiaries in an aggregate principal amount exceeding $50,000,000, when and as the same shall become due and payable, taking into account any applicable grace periods;
(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or their respective debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(g)    the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(h)    the Borrower or any of its Significant Subsidiaries shall fail to pay, or admit in writing its inability to pay, its debts generally as they become due;
(i)    any judgment or order for the payment of money in excess of ten million dollars ($10,000,000) to the extent not covered by insurance, is rendered against the Borrower and any of its Significant Subsidiaries and either (i) enforcement proceedings have been commenced by any creditor upon such judgment or order or (ii) there is any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
(j)    (i) the validity or enforceability of this Credit Agreement, the Pledge and Assignment Agreement or any other Loan Document shall be contested by or on behalf of the Borrower, (ii) a proceeding shall be commenced by a governmental agency or authority having jurisdiction over the Borrower seeking to establish the invalidity thereof or (iii) the Borrower shall deny that it has any further liability or obligation under any Loan Document to which it is a party;
(k)    the occurrence of a Change in Control; or
(l)    the aggregate outstanding principal amount of the Revolving Loans exceeds the Value of the Cash Collateral at any time.
7.2    Consequence of Default. Upon the occurrence of any Event of Default (i) described in Section 7.1(f) or (g), the outstanding amount of the Revolving Loan Commitment shall automatically be reduced to zero (0) and the outstanding amount of all Revolving Loans and all other amounts payable hereunder, under the Note and under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Borrower, or (ii) described in any other subsection of Section 7.1 and during the continuance thereof, the Lender may, by notice of default given to the Borrower, terminate the Revolving Loan Commitment and declare all of the outstanding principal amount of all Revolving Loans and all other amounts payable hereunder, under the Note and under any other Loan Document to be immediately due and payable, whereupon the Revolving Loan Commitment shall be terminated and the unpaid principal amount of all Revolving Loans, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.
SECTION 8 EXPENSES; INDEMNITY; DAMAGE WAIVER
8.1    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of their counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of their counsel) in connection with the enforcement or protection of their rights (a) in connection with this Credit Agreement and the other Loan Documents, including their rights under this Section 8, or (b) in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.
8.2    Indemnification by the Borrower. The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 8.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
8.3    Waiver of Consequential Damages; Unintended Recipients. To the fullest extent permitted by applicable law, neither the Borrower nor the Lender shall assert, and hereby waive, any claim against any Indemnitee or any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 8.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
8.4    Payments. All amounts due under this Section 8 shall be payable within three (3) Business Days of demand therefor.
8.5    Survival. Each party’s obligations under this Section 8 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 9 MISCELLANEOUS
9.1    Entire Agreement. This Credit Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
9.2    No Waiver; Cumulative Rights. The failure or delay of the Lender to require performance by the Borrower of any provision of this Credit Agreement shall not operate as a waiver thereof, nor shall it affect the Lender’s rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default. Each and every right granted to the Lender hereunder or under any other document or instrument delivered hereunder or in connection herewith shall be cumulative and may be exercised at any time.
9.3    Assignment; Binding Effect.
9.3.1    The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
9.3.2    The Lender may, at any time, assign all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of the Revolving Loan Commitment and the Revolving Loans at the time owing to it) (i) an Affiliate of the Lender, without the consent of the Borrower or (ii) to any other Person with the prior written consent of the Borrower (not to be unreasonably withheld) unless an Event of Default has occurred and is continuing, in which such consent shall not be required. Subject to notification to the Borrower of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the existing Lender under this Credit Agreement, and the existing Lender shall, to the extent of the interest assigned, be released from its obligations under this Credit Agreement (and, in the case of an assignment covering all of the existing Lender’s rights and obligations under this Credit Agreement, the existing Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 8. The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Credit Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Any assignment or transfer by the Lender of rights or obligations under this Credit Agreement that does not comply with this Section 9.3.2 shall be treated for purposes of this Credit Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 9.3.3.
9.3.3    The Lender may, at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Credit Agreement (including all or a portion of the Revolving Loan Commitment and the Loans owing to it); provided that, (i) the Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.2 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 9.3.2; provided that, such Participant (A) agrees to be subject to the provisions of Sections 2.7 and 3.2 as if it were an assignee under Section 9.3.2 and (B) shall not be entitled to receive any greater payment under Sections 3.1 and 3.2 with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Revolving Loan Commitment, Revolving Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Revolving Loan Commitment, any Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
9.3.4    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
9.4    Governing Law; Jurisdiction; Consent to Service of Process.
9.4.1    This Credit Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.
9.4.2    The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Credit Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the Borrower irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
9.4.3    The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any such court referred to in Section 9.4.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
9.4.4    The Borrower irrevocably consents to the service of process in the manner provided for notices in Section 9.6 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
9.5    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.6    Notices. Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered mall or by overnight mail, or transmitted by telephonic facsimile or electronic mail to the parties as follows:
To the Borrower:            FASTLY, INC.
P.O. Box 78266
San Francisco, CA 94017
Email: gc@fastly.com
Attention: General Counsel

To the Lender:             CITIBANK, N.A.
Banking, Capital Markets and Advisory
One Sansome Street, 26th Floor
San Francisco, CA 94104
Telephone: (415) 627-6313
Email: carmenchristina.kelleher@citi.com
Attention: Carmen-Christina Kelleher
All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by regular mail or on the Business Day after having been sent if transmitted by overnight mail with a reputable courier or (iii) the date of transmission if transmitted by telephonic facsimile or electronic mail and receipt confirmed.
9.7    Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement and the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
9.8    Usury. Anything in this Credit Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on any Revolving Loan and the Note shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.
9.9    Counterparts. This Credit Agreement may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes.
9.10     Severability. Any provision of this Credit Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
9.11     Right of Set-Off. If the Borrower fails to pay any of its obligations hereunder when due and payable, the Lender is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or any of its affiliates) to or for the Borrower’s credit or account against any and all of the obligations hereunder, whether or not the Lender has made any demand under this Credit Agreement. The Lender will promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. The Lender’s rights under this Section 9.11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.
9.12    USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Lender.
9.13    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.
FASTLY, INC., as Borrower
By:    /s/ Adriel Lares

Name:    Adriel Lares

Title:    Chief Financial Officer

CITIBANK, N.A., as Lender
By:    /s/ Sean Klimchalk

Name:     Sean Klimchalk

Title:    Vice President

EXHIBIT A

NOTE
PROMISSORY NOTE
US$70,000,000    [DATE]
    New York, NY
FOR VALUE RECEIVED, FASTLY, INC. (the “Borrower”) unconditionally promises to pay to the order of CITIBANK, N.A. (the “Lender”), to and for any account designated by the Lender, the principal sum of $70,000,000 (Seventy Million Dollars) or such lesser amount as may be outstanding from time to time hereunder and to pay interest thereon at such rates and according to such methods of calculation as are provided pursuant to the Credit Agreement dated as of November 4, 2019, between the Borrower and the Lender (as the same may be amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”). The Borrower hereby authorizes the Lender to enter on the schedule attached hereto the dates, amounts, maturities, interest rates and interest periods applicable to each borrowing and absent manifest error such notations shall be binding and conclusive upon the Borrower; provided, however, that failure by the Lender to make any notation on such schedule or any error in such notations shall in no way affect the Borrower’s obligation to repay outstanding amounts on this Note.
The outstanding principal of this Note and any accrued interest thereon shall be repaid as set forth in the Credit Agreement, with final payment on the Maturity Date (as defined in the Credit Agreement). All payments of principal and interest on this Note shall be payable in Dollars in immediately available funds without set-off, defense or counterclaim.
This Note is issued pursuant to the terms of the Credit Agreement and is subject to the terms and conditions and entitled to the benefits therein provided. Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the principal of and the accrued interest on this Note may become due and payable in the manner and with the same effect as provided in the Credit Agreement, without presentment, demand, protest or notice of any kind.
Failure or delay of the holder of this Note to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the holder of this Note be estopped from enforcing any such provision at a later time. Any waiver of any provision hereof must be in writing.
This Note shall be governed by and interpreted in accordance with the laws of the State of New York.
[Signature page follows]
IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representatives as of the date first written above.
Very truly yours,
FASTLY, INC.
By:

Name:

Title:

[Signature Page to Note]

SCHEDULE TO NOTE

Date of Loan	Amount of Loan	Amount Paid/Prepaid	Unpaid Principal Balance	Maturity Date	Notation Made By

EXHIBIT B
NOTICE OF BORROWING
Citibank, N.A.                                    [DATE]
388 Greenwich Street, 14th Floor
New York, New York 10013
Re: Fastly, Inc. $70,000,000 Revolving Credit Facility
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of November 4, 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between FASTLY, INC., a Delaware corporation (the “Borrower”) and CITIBANK, N.A. (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
The Borrower hereby gives you irrevocable notice pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests a Revolving Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Loan:
(a)    Proposed borrowing date: ____________
(b)    Principal amount of Revolving Loan: $_____________
(c)    The initial Interest Period: _________________
Wire Instructions for account to which Borrowing is to be made:
Name of Bank:    ________________
A/C No.:    ________________
ABA No.:    ________________
Reference:    ________________
The Borrower hereby certifies that the following statements will be true on the aforementioned proposed borrowing date, before and after giving effect to the proposed Revolving Loan and to the application of the proceeds therefrom:
(a)    the representations and warranties contained in Section 4 of the Credit Agreement (other than the representations and warranties set forth in Section 4.9, the second sentence of Section 4.10 and Section 4.12 of the Credit Agreement), in Section 9 of the Pledge and Assignment Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant to the Credit Agreement on or prior to the date hereof are true and correct in all material respects on and as of the proposed borrowing date as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date other than the proposed borrowing date, in which case, as of such specific date); and
(b)    no Default or Event of Default has occurred and is continuing or will result from the proposed Revolving Loan being made on such proposed borrowing date.
IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed by its duly authorized representatives as of the date first written above.

[Remainder of this page intentionally left blank; signature page follows]

Very truly yours,
FASTLY, INC.
By:

Name:

Title:

EXHIBIT C-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Cash Collateralized Revolving Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fastly, Inc. (the “Borrower”) and Citibank N.A. (the “Lender”).
Pursuant to the provisions of Section 3.2.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any promissory note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Date: _____________ ___, 20___        CITIBANK, N.A.

By:    ____________________________
Name:    ____________________________
Title:    ____________________________

EXHIBIT C-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Cash Collateralized Revolving Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fastly, Inc. (the “Borrower”) and Citibank N.A. (the “Lender”).
Pursuant to the provisions of Section 3.2.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Date: _____________ ___, 20___        [NAME OF PARTICIPANT]

By:	____________________________

Name:	____________________________
Title:    ____________________________
SECTION 1
EXHIBIT C-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Cash Collateralized Revolving Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fastly, Inc. (the “Borrower”) and Citibank N.A. (the “Lender”).
Pursuant to the provisions of Section 3.2.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a Credit Agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Date: _____________ ___, 20___        [NAME OF PARTICIPANT]

By:	____________________________

Name:	____________________________

Title:	____________________________

SECTION 2
EXHIBIT C-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Cash Collateralized Revolving Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Fastly, Inc. (the “Borrower”) and Citibank N.A. (the “Lender”).
Pursuant to the provisions of Section 3.2.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any promissory note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any promissory note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a Credit Agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Date: _____________ ___, 20___        CITIBANK, N.A.

By:	____________________________

Name:	____________________________

Title:	____________________________

SECTION 3
SCHEDULE 4.16
INDEBTEDNESS FOR BORROWED MONEY OF THE BORROWER

None.